 As filed with the Securities and Exchange Commission on October 14, 1999
                                                 Registration Nos. 333-82443-01
                                                                    333-82443
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                POST-EFFECTIVE

                            AMENDMENT NO. 2 TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                 GREEN TREE FLOORPLAN RECEIVABLES MASTER TRUST
                 (Issuer with respect to Offered Certificates)

                      GREEN TREE FLOORPLAN FUNDING CORP.
                  (Originator of the Trust described herein)
            (Exact name of registrant as specified in its charter)

        Delaware                    6189                    41-1823871
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of             Industrial             Identification No.)
    incorporation or         Classification Code
      organization)                Number)

                              500 Landmark Towers
            345 St. Peter Street, Saint Paul, Minnesota 55102-1639
                                (651) 293-3400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Brian F. Corey, Esq.
                             1100 Landmark Towers
            345 St. Peter Street, Saint Paul, Minnesota 55102-1639
                                (651) 293-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
          Charles F. Sawyer                        Renwick D. Martin
        Dorsey & Whitney LLP                       Brown & Wood LLP
       220 South Sixth Street                   One World Trade Center
    Minneapolis, Minnesota 55402               New York, New York 10048
           (612) 343-7986                           (212) 839-5300

   Approximate date of commencement of proposed sale of securities to the public: On or after the effective date of the registration statement, as determined by market conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offer. [_]     .

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [_]     .

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration Nos. 333-82443-01 and 333-82443

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      SEC registration fee........................................... $177,086
      Blue Sky fees and expenses.....................................   10,000*
      Accountant's fees and expenses.................................   30,000*
      Attorney's fees and expenses...................................   75,000*
      Trustee's fees and expenses....................................   15,000*
      Printing and engraving expenses................................  150,000*
      Rating Agency fees.............................................  150,000*
      Miscellaneous..................................................    2,914*
                                                                      --------
        Total........................................................ $610,000*
                                                                      ========

--------
* Estimated

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits:


  (1)1.1 --Underwriting Agreement dated as of October 1, 1999
  (3)3.1 --Certificate of Incorporation of Green Tree Floorplan Funding Corp.
  (3)3.2 --Bylaws of Green Tree Floorplan Funding Corp.
  (4)4.1 --Pooling and Servicing Agreement dated December 1, 1995
  (1)4.2 --Series 1999-1 Supplement to the Pooling and Servicing Agreement dated as of September 1, 1999
  (4)4.3 --Receivables Purchase Agreement dated December 1, 1995
  (2)4.4 --Amendment No. 1 to the Pooling and Servicing Agreement dated as of March 11, 1998
  (6)5.1 --Opinion and consent of Dorsey & Whitney LLP as to legality
  (6)8.1 --Opinion and consent of Dorsey & Whitney LLP as to tax matters
 (6)23.1 --Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1)
 (6)23.2 --Consent of Dorsey & Whitney LLP (included as part of Exhibit 8.1)
 (5)24.1 --Power of attorney from officers and directors of the Registrants
           (Included at II-3)

--------
(1)   Filed herewith.
(2) Incorporated by reference to the corresponding exhibit to Post Effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-47533, filed April 15, 1998.
(3) Incorporated by reference to the corresponding exhibit numbers in Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 33-62433, filed November 8, 1995.

(4) Incorporated by reference to the corresponding exhibit in the Company's Registration Statement on Form S-1, Registration No. 333-15285, filed October 31, 1996.
(5) Previously filed in the Company's Registration Statement on Form S-1, Registration Nos. 333-82443 and 333-82443-01, filed July 28, 1999.
(6) Previously filed in the Company's Amendment No. 1 to the Registration Statement on Form S-1 Registration Nos. 333-82443 and 333-82443-01, filed September 24, 1999.

(b) Financial Statements:

        Not Applicable.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on the 14th day of October, 1999.

                                        Green Tree Floorplan Funding Corp.

                                                    /s/ Brian F. Corey
                                        By: ____________________________________
                                                      Brian F. Corey
                                           Senior Vice President and Secretary

      Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                         Title                  Date
                 *                   President and Director
____________________________________
        Bruce A. Crittenden

                 *                   Senior Vice President and
____________________________________  Treasurer (Principal
         Phyllis A. Knight            Financial Officer and
                                      Principal Accounting
                                      Officer)

       /s/ Joel H. Gottesman         Director                   October 14, 1999
____________________________________
         Joel H. Gottesman

                 *                   Director
____________________________________
           Paul A. Boyum

                 *                   Director
____________________________________
           Gary P. Mills

      /s/ Joel H. Gottesman
By_______________________________                              October 14,
        Joel H. Gottesman                                       1999
        Attorney-in-Fact

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on the 14th day of October, 1999.

                                       Green Tree Floorplan
                                       Receivables Master Trust

                                       By Green Tree Floorplan Funding Corp.

                                                  /s/ Brian F. Corey
                                       By: ____________________________________
                                                    Brian F. Corey
                                         Senior Vice President and Secretary

                               INDEX TO EXHIBITS

                                                                           Page
                                                                           ----
  (1)1.1 --Underwriting Agreement dated as of October 1, 1999
  (3)3.1 --Certificate of Incorporation of Green Tree Floorplan Funding
           Corp.
  (3)3.2 --Bylaws of Green Tree Floorplan Funding Corp.
  (4)4.1 --Pooling and Servicing Agreement dated December 1, 1995
  (1)4.2 --Series 1999-1 Supplement to the Pooling and Servicing
           Agreement dated as of September 1, 1999
  (4)4.3 --Receivables Purchase Agreement dated December 1, 1995
  (2)4.4 --Amendment No. 1 to the Pooling and Servicing Agreement dated as of March 11, 1998
  (6)5.1 --Opinion and consent of Dorsey & Whitney LLP as to legality
  (6)8.1 --Opinion and consent of Dorsey & Whitney LLP as to tax matters
 (6)23.1 --Consent of Dorsey & Whitney LLP (included as part of Exhibit
           5.1)
 (6)23.2 --Consent of Dorsey & Whitney LLP (included as part of Exhibit
           8.1)
 (5)24.1 --Power of attorney from officers and directors of the
           Registrants(Included at II-3)

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(1)   Filed herewith.
(2) Incorporated by reference to the corresponding exhibit to Post Effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-47533, filed April 15, 1998.
(3) Incorporated by reference to the corresponding exhibit numbers in Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 33-62433, filed November 8, 1995.
(4) Incorporated by reference to the corresponding exhibit in the Company's Registration Statement on Form S-1, Registration No. 333-15285, filed October 31, 1996.
(5) Previously filed in the Company's Registration Statement on Form S-1, Registration Nos. 333-82443 and 333-82443-01, filed July 28, 1999.
(6) Previously filed in the Company's Amendment No. 1 to the Registration Statement on Form S-1 Registration Nos. 333-82443 and 333-82443-01, filed September 24, 1999.